Filed pursuant to Rule 424(b)(3)

Registration No. 333-114430

Prospectus Supplement No. 1 to Prospectus

Freeport-McMoRan Copper & Gold Inc.

1,100,000 Shares

5½% Convertible Perpetual Preferred Stock and the

Class B Common Stock Issuable Upon Conversion of the

5½% Convertible Perpetual Preferred Stock

____________________

This prospectus supplement relates to the resale by the selling securityholders listed below of 5½% Convertible Perpetual Preferred Stock of Freeport-McMoRan Copper & Gold Inc., and the shares of class B common stock of Freeport-McMoRan Copper & Gold Inc. issuable upon the conversion of the stock.  You should read this prospectus supplement together with the prospectus dated May 3, 2004, which is to be delivered with this prospectus supplement.

The table below (1) sets forth additional and updated information with respect to the number of shares of the preferred stock owned by each selling securityholder, and the shares of common stock into which such stock is convertible, that may be offered under the prospectus by the selling securityholders, and (2) supplements and, to the extent inconsistent with, amends the table appearing in the section entitled “Selling Securityholders” beginning on page 35 of the prospectus.  To the extent a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supercedes the information set forth in the prospectus.

The number of shares of our class B common stock shown in the table below assumes conversion of all of the shares of the preferred stock held by such holder at the initial conversion rate of 18.8019 shares of common stock per share of the preferred stock.  This conversion rate is subject to certain adjustments as described under “Description of the Preferred Stock – Conversion Rights” in the prospectus.  Accordingly, the shares of class B common stock issuable upon conversion of the preferred stock may increase or decrease from time to time.  Under the terms of the certificate of designations, fractional shares will not be issued upon conversion of the preferred stock.  Cash will be paid in lieu of fractional shares, if any.  As of May 31, 2004, we had 173,762,153 shares of our class B common stock outstanding.

The information in the table below is based on information provided by or on behalf of the selling securityholders.  The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their stock or class B common stock since the date on which they provided the information regarding their stock or class B common stock in transactions exempt from the registration requirements of the Securities Act of 1933.  Because the selling securityholders may offer all or some portion of the preferred stock or the class B common stock to be offered by them, we cannot estimate the amount of any sales.

Name	Number of Shares of Preferred Stock Beneficially Owned That May Be Sold	Percentage of Preferred Stock Outstanding*	Number of Shares of Underlying Common Stock That May Be Sold
Akela Capital Master Fund, Ltd.	13,000	1.18%	691
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	7,090	**	377
Argent Classic Convertible Arbitrage Fund II, L. P.	420	**	22
Argent Classic Convertible Arbitrage Fund L. P.	1,820	**	96
Argent LowLev Convertible Arbitrage Fund II, LLC	130	**	6
Argent LowLev Convertible Arbitrage Fund LLC	870	**	46
Argent LowLev Convertible Arbitrage Fund Ltd.	4,710	**	250
Bancroft Convertible Fund, Inc.	1,000	**	53
BMO Nesbitt Burns Inc.	2,000	**	106
BP Amoco PLC Master Trust	827	**	43
Chrysler Corporation Master Retirement Trust	11,500	1.05%	611
Class C Trading Company, Ltd.	420	**	22
CQS Convertible and Quantitative Strategies Master Fund Limited	62,000	5.64%	3,297
Credit Suisse First Boston Europe LTD	140	**	7
Custom Investments PCC, Ltd.	100	**	5
Ellsworth Convertible Growth and Income Fund, Inc.	1,000	**	53
F.M. Kirby Foundation, Inc.	2,000	**	106
Grace Convertible Arbitrage Fund, LTD	6,000	**	319
HFR CA Global Select Master Trust Account	170	**	9
Hotel Union & Hotel Industry of Hawaii Pension Plan	216	**	11
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	1,500	**	79
International Truck & Engine Corporation Retiree Health Benefit Trust	600	**	31
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	1,200	**	63
JMG Capital Partners, L.P.	15,250	1.39%	811
JMG Triton Offshore Fund, LTD.	15,250	1.39%	811
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	830	**	44
Microsoft Corporation	3,100	**	164
Motion Picture Industry Health Plan - Active Member Fund	600	**	31
Motion Picture Industry Health Plan - Retiree Member Fund	500	**	26
Newport Alternative Income Fund	925	**	49
OCM Convertible Trust	5,700	**	303
OCM Global Convertible Securities Fund	400	**	21
Putnam Convertible Income-Growth Trust	7,985	**	424
Putnam High Income Bond Fund	625	**	33
Putnam High Income Opportunities Trust	390	**	20
Qwest Occupational Health Trust	500	**	26
Silver Convertible Arbitrage Fund, LDC	400	**	21
Silvercreek II Limited	2,495	**	132
Silvercreek Limited Partnership	4,080	**	216
SSI Blended Market Neutral L.P.	429	**	22
SSI Hedged Convertible Market Neutral L.P.	569	**	30
State Employees' Retirement Fund of the State of Delaware	3,300	**	175
Teachers Insurance and Annuity Association of America	12,000	1.09%	638
The St. Paul Travelers Companies, Inc. - Commercial Lines	600	**	31
The St. Paul Travelers Companies, Inc. - Personal Lines	400	**	21
UnumProvident Corporation	1,100	**	58
Vanguard Convertible Securities Fund, Inc.	35,400	3.22%	1,882
Viacom Inc. Pension Plan Master Trust	23	**	1
Xavex Convertible Arbitrage 10 Fund	670	**	35
Xavex Convertible Arbitrage 2 Fund	260	**	13
Zurich Institutional Benchmarks Master Fund Ltd.	936	**	49

Total	233,430	21.22%	12,390

*

Based on 1,100,000 shares of the preferred stock outstanding.

**

Less than 1%.

____________________

Investing in the preferred stock involves significant risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus supplement is June 4, 2004.